As filed with the Securities and Exchange Commission on October 21, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POKERTEK, INC.

(Exact name of registrant as specified in its charter)

North Carolina	61-1455265
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification Number)

1020 Crews Road, Suite J

Matthews, North Carolina 28106

(Address of principal executive offices, including zip code)

POKERTEK, INC. 2004 STOCK INCENTIVE

PLAN, AS AMENDED AND RESTATED

POKERTEK, INC. 2005 STOCK INCENTIVE PLAN

(Full title of the plans)

Gehrig H. White

PokerTek, Inc.

1020 Crews Road, Suite J

Matthews, North Carolina 28106

(704) 849-0860

(Name, address and telephone number, including

area code, of agent for service)

Copies to:

Robert M. Donlon, Esq.

Womble Carlyle Sandridge & Rice, PLLC

One Wachovia Center

301 South College Street, Suite 3500

Charlotte, North Carolina 28202

(704) 331-4900

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value per share, issuable upon the exercise of options granted under the PokerTek, Inc. 2004 Stock Incentive Plan, as amended and restated	786,250 shares	$2.78(2)	$2,185,775(2)	$258(2)
Common stock, no par value per share, issuable upon the exercise of awards granted under the PokerTek, Inc. 2005 Stock Incentive Plan	1,625,000 shares	$10.44(3)	$16,965,000(3)	$1,997(3)

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(c) and (h)(1), based on the average option price of outstanding options granted by the Registrant under the PokerTek, Inc. 2004 Stock Incentive Plan, as amended and restated (the “2004 Plan”).
(3)	Pursuant to Rule 457(c) and (h)(1), based on (i) the average ($10.36) of the high ($10.57) and low ($10.15) sale prices of the Registrant’s common stock on October 17, 2005, as reported on the Nasdaq National Market (1,433,500 shares), and (ii) the average option price ($11.00) for 191,500 shares being registered herein which are available for issuance upon exercise of outstanding options granted by the Registrant under the PokerTek, Inc. 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan authorizes the issuance of a maximum of 838,750 shares of common stock, plus up to 786,250 additional shares issuable on the exercise of outstanding options under the 2004 Plan, which shares are registered hereunder, that for any reason cease to be subject to such awards.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by PokerTek, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Registrant’s prospectus dated October 13, 2005, containing audited financial statements for the year ended December 31, 2004, filed with the Commission on October 14, 2005. The prospectus is included in the Registrant’s Registration Statement on Form S-1, as amended (No. 333-127181, effective October 13, 2005);

(b) The description of the Registrant’s common stock, no par value per share, contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 13, 2005 with respect to such Common Stock, including any amendment or report filed for the purposes of updating such description; and

(c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year referred to in (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the securities offered hereby has been passed upon for the Registrant by Womble Carlyle Sandridge & Rice, PLLC, counsel to the Registrant.

Item 6. Indemnification of Directors and Officers.

Sections 55–8–50 through 55–8–58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which such person is a party because of his or her status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets a certain standard of conduct, provided that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

The Registrant’s Amended and Restated Bylaws provide for the indemnification of any director or officer of the Registrant against liabilities and litigation expenses arising out of his or her status as such, to the fullest extent permitted by law. The Registrant’s Amended and Restated Articles of Incorporation provide for the elimination of the personal liability of each director of the Registrant to the fullest extent permitted by law.

The Registrant has entered into a separate indemnification agreement with Lyle Berman, the Chairman of the Registrant’s Board of Directors, that provides for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by Mr. Berman in any action or proceeding. The Registrant maintains directors’ and officers’ liability insurance for the benefit of its directors and certain of its officers.

Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).

4.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).

4.3	Form of Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).

5.1	Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the shares being registered.

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.1).

23.2	Consent of McGladrey & Pullen LLP.

24.1	Power of Attorney (included on signature page).

99.1	PokerTek, Inc. 2004 Stock Incentive Plan, as amended and restated (filed as Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).

99.2	PokerTek, Inc. 2005 Stock Incentive Plan (filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, PokerTek, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matthews, State of North Carolina, on this 20th day of October, 2005.

POKERTEK, INC.

By:	/s/ Gehrig H. White
Gehrig H. White, Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of PokerTek, Inc. (the “Registrant”), hereby nominates, constitutes and appoints Gehrig H. White and Chris Daniels, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capabilities, to sign in his name and on his behalf, and to file with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 or other appropriate form(s) (the “Registration Statement”) relating to the issuance of shares of the Registrant’s common stock, no par value per share, pursuant to the PokerTek, Inc. 2004 Stock Incentive Plan, as amended and restated, and the PokerTek, Inc. 2005 Stock Incentive Plan, and to file any and all amendments (including post-effective amendments), exhibits thereto and other documents in connection therewith to this Registration Statement with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 20, 2005.

/s/ Gehrig H. White		/s/ Chris Daniels
Name:	Gehrig H. White	Name:	Chris Daniels
Title:	Chief Executive Officer	Title:	Chief Financial Officer
	(Principal Executive Officer)		(Principal Financial Officer and Principal
Accounting Officer)

/s/ Lyle Berman		/s/ James Crawford
Name:	Lyle Berman	Name:	James Crawford
Title:	Chairman of the Board of Directors	Title:	President and Director

/s/ Lee Lomax
Name:	Lee Lomax
Title:	Director

EXHIBIT INDEX

to

Registration Statement on Form S-8 of

POKERTEK, INC.

Exhibit No.	Description
4.1	Amended and Restated Articles of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).

4.2	Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).

4.3	Form of Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).

5.1	Opinion of Womble Carlyle Sandridge & Rice, PLLC, as to the legality of the shares being registered.

23.1	Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5.1).

23.2	Consent of McGladrey & Pullen LLP.

24.1	Power of Attorney (included on signature page).

99.1	PokerTek, Inc. 2004 Stock Incentive Plan, as amended and restated (filed as Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).

99.2	PokerTek, Inc. 2005 Stock Incentive Plan (filed as Exhibit 10.6 to the Registrant’s Registration Statement on Form S-1, as amended (Registration File No. 333-127181)).